Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “First Amendment”) is made and entered into as of January 5, 2024, by and between CLPF- CROSSROADS 1, L.P., a Delaware limited partnership (“Landlord”), and FIREFLY AUTOMATIX, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of October 1, 2018 (the “Original Lease”).

B. Pursuant to the Original Lease, Landlord leases to Tenant, and Tenant leases from Landlord, certain space (the “Original Premises”) consisting of approximately 77,500 rentable square feet commonly known as Suite 100 and located within the building commonly known as “Building 1” (the “Building”) with an address of 1130 South 3800 West, Salt Lake City, Utah, which is part of the project (the “Project”) commonly known as Crossroads Corporate Center, all as more particularly described in the Original Lease.

C. Landlord and Tenant now desire to amend the Original Lease to, among other things, (i) expand the Original Premises to include additional space in the Building consisting of approximately 31,000 rentable square feet of space commonly known as Suite 200 (the “Expansion Premises”), as more particularly shown on Exhibit A attached hereto, and (ii) extend the Lease Term of the Original Lease, all in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Defined Terms. All capitalized terms used herein but not specifically defined in this First Amendment shall have the meanings ascribed to such terms in the Original Lease. The term “Lease” where used in the Original Lease and this First Amendment shall hereafter refer to the Original Lease, as amended by this First Amendment.

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2. Expansion of Premises. Effective as of the earlier of (i) the date that Tenant occupies any portion of the Expansion Premises and begins conducting business therein, and (ii) February 1, 2024 (“Expansion Date”), the Original Premises shall be expanded to include (and Tenant shall lease from Landlord) the Expansion Premises. From and after the Expansion Date, the term “Premises” where used in the Lease (including this First Amendment) shall mean the Original Premises and the Expansion Premises, collectively (for a total of approximately 108,500 rentable square feet). Notwithstanding the foregoing, if Landlord cannot, for any reason, deliver the Expansion Premises to Tenant (including, without limitation on account of any present tenant or occupant of all or any portion of the Expansion Premises not vacating any portion of the Expansion Premises), then this First Amendment shall not be deemed void or voidable nor shall Landlord be deemed to be in default hereunder, nor shall Landlord be liable for any loss or damage directly or indirectly arising out of such delay, and Tenant agrees to accept possession of the Expansion Premises at such time as Landlord is able to tender the same (which date shall thenceforth be the Expansion Date for the Expansion Premises). Landlord and Tenant agree that the rentable square footage of the Expansion Premises as set forth in Recital C above (and of the Original Premises as set forth in Recital B above) shall be conclusive and binding on the parties hereto. Landlord may deliver to Tenant a letter in a form acceptable to Landlord memorializing the Expansion Date and the Base Rent applicable thereto, and such other matters as Landlord shall require, which Tenant shall execute and return to Landlord within five (5) business days of receipt thereof; provided, however, that such notice shall not be required to establish the Expansion Date and the Base Rent applicable thereto. Failure of Tenant to timely execute and deliver such letter shall constitute an acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.

3. Extension of Lease Term. Landlord and Tenant acknowledge and agree that the Lease Term is expired on December 31, 2023. Notwithstanding anything to the contrary contained in the Original Lease, the Lease Term is hereby retroactively extended for an additional period of eighty-eight (88) months (the “First Amendment Extended Term”), beginning on January 1, 2024 (the “First Amendment Extended Term Commencement Date”) and expiring on April 30, 2031 (the “First Amendment Extended Term Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. Notwithstanding anything to the contrary contained in the Original Lease, Tenant acknowledges and agrees that Tenant shall have no rights or options to further expand the Premises and/or renew or extend the Lease Term of the Lease beyond the First Amendment Extended Term Expiration Date. Accordingly, and without limiting the generality of the foregoing, Section 43 and Section 45 of the Original Lease are hereby deleted in their entirety and are of no further force or effect.

4. Base Rent.

(a) Prior to the First Amendment Extended Term Commencement Date, Tenant shall continue to pay Base Rent for the Original Premises in accordance with the terms and conditions of the Original Lease, in addition to all other amounts due and payable by Tenant under the Lease (including, without limitation, Base Rent for the Expansion Premises and Operating Expenses for the entire Premises). Notwithstanding anything to the contrary contained in the Original Lease, effective as of the First Amendment Extended Term Commencement Date, Tenant shall pay Base Rent with respect to the Original Premises in accordance with the schedule set forth in this Section 4(a) below. Such Base Rent for the Original Premises shall otherwise be payable in accordance with the terms of the Original Lease and shall be in addition to all other amounts due and payable by Tenant under the Lease (including, without limitation, Base Rent for the Expansion Premises and Operating Expenses for the entire Premises).

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Period During First Amendment Extended Term:	Monthly Base Rent for the Original Premises:
January 1, 2024 – December 31, 2024	$65,100.00 per month*
January 1, 2025 – December 31, 2025	$67,378.50 per month
January 1, 2026 – December 31, 2026	$69,736.75 per month
January 1, 2027 – December 31, 2027	$72,177.54 per month
January 1, 2028 – December 31, 2028	$74,703.75 per month
January 1, 2029 – December 31, 2029	$77,318.39 per month
January 1, 2030 – December 31, 2030	$80,024.53 per month
January 1, 2031 – April 30, 2031	$82,825.39 per month

*Base Rent for the Original Premises for the 1st, 2nd, and 3rd full calendar months following the Expansion Date is subject to the “First Amendment Base Rent Credit”, as provided in Section 5 of this First Amendment below.

(b) Notwithstanding anything to the contrary set forth in the Original Lease, effective as of the Expansion Date, Tenant shall pay Base Rent, in the manner specified in the Lease, for the Expansion Premises in accordance with the schedule set forth in this Section 4(b) below. Such Base Rent for the Expansion Premises shall otherwise be payable in accordance with the terms of the Original Lease and shall be in addition to all other amounts due and payable by Tenant under the Lease (including, without limitation, Base Rent for the Original Premises and Operating Expenses for the entire Premises).

Months During Lease Term from and after Expansion Date:	Monthly Base Rent for the Expansion Premises:
Expansion Date – Month 12	$26,040.00 per month
Month 13 – Month 24	$26,951.40 per month
Month 25 – Month 36	$27,894.70 per month
Month 37 – Month 48	$28,871.01 per month
Month 49 – Month 60	$29,881.50 per month
Month 61 – Month 72	$30,927.35 per month
Month 73 – Month 84	$32,009.81 per month
Month 85 – April 30, 2031	$33,130.15 per month

*Base Rent for the Expansion Premises for the 1st, 2nd, and 3rd full calendar months following the Expansion Date is subject to the “First Amendment Base Rent Credit”, as provided in Section 5 of this First Amendment below.

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5. First Amendment Base Rent Credit. Subject to the terms and conditions of this Section 5, provided that Tenant is not then in default under the Lease, and has not previously been in default under the Lease, Tenant shall be credited with the payment of monthly Base Rent otherwise due and payable with respect to (x) the Original Premises for the first (1st), second (2nd) and third (3rd) full calendar months following the Expansion Date only (the “Original Premises Base Rent Credit”), as and when the same becomes due and payable (for a total maximum Original Premises Base Rent Credit equal to $195,300.00 in the aggregate, subject to the terms hereof), and (y) the Expansion Premises for the first (1st), second (2nd) and third (3rd) full calendar months following the Expansion Date only (the “Expansion Premises Base Rent Credit”, and, together with the Original Premises Base Rent Credit, collectively, the “First Amendment Base Rent Credit”), as and when the same becomes due and payable (for a total maximum Expansion Premises Base Rent Credit equal to $78,120.00 in the aggregate, subject to the terms hereof). No such First Amendment Base Rent Credit shall reduce the amount of any other amounts which are otherwise payable by Tenant under the Lease (including, without limitation, Operating Expenses). Tenant understands and agrees that the foregoing First Amendment Base Rent Credit is conditioned upon Tenant’s not being in default under the Lease. Accordingly, upon the occurrence of any default under the Lease, in addition to all other rights and remedies of Landlord, the foregoing First Amendment Base Rent Credit shall immediately become null and void, and any Base Rent previously credited to Tenant on account thereof shall immediately become due and payable, and Tenant shall no longer receive any credit on account of such First Amendment Base Rent Credit. Tenant agrees and acknowledges that notwithstanding the fact that Landlord may elect not to cause the First Amendment Base Rent Credit to become null and void on account of any particular default under the Lease, Landlord shall at all times retain the right to cause the First Amendment Base Rent Credit to become null and void in the event of any such default by Tenant.

6. Tenant’s Proportionate Share; Operating Expenses. Effective as of the Expansion Date, Tenant’s Proportionate Share of the Building shall equal 56.45% (based on 108,500 rentable square feet of the Original Premises and the Expansion Premises divided by 192,200 rentable square feet of the Building). Tenant’s Proportionate Share shall be subject to adjustment by Landlord pursuant to the terms and conditions of the Original Lease. Tenant shall be responsible for the payment of Operating Expenses with respect to the Original Premises and, from and after the Expansion Date, the Expansion Premises in accordance with the terms and conditions of the Original Lease (without limiting any other obligations of Tenant).

7. Condition of Premises; Landlord Work.

(a) Subject to Section 7(b) below, Tenant shall lease the Expansion Premises (and continue to lease the Original Premises), “as is,”, “where is”, “with all faults,” and “without any representations or warranties”. Tenant acknowledges and warrants that it currently occupies and is extremely familiar with the Original Premises and that it has investigated and inspected the condition of the entire Premises and the suitability of same for Tenant’s purposes, and Tenant hereby waives and disclaims any objection to, cause of action based upon, or claim that its obligations under the Lease should be reduced or limited because of the condition of the Premises, the Building or the Project or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent or employee of Landlord has made any representations or warranty with respect to the Premises, the Building or the Project or with respect to their suitability for the conduct of Tenant’s business, and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises, the Building and the Project in its decision to enter into this First Amendment and to let the Expansion Premises, and to continue to let the Original Premises, in their “as-is” conditions.

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(b) To the extent permitted by Legal Requirements, Landlord shall, on a one-time basis only, using Project standard materials, specifications, guidelines and procedures (except to the extent otherwise designated by Landlord), (1) perform the following work in the Expansion Premises: (a) re-lamp the warehouse area with LED fixtures, (b) repaint the walls and replace any damaged floor/ceiling tiles in the Expansion Premises, and (c) perform a Building-standard clean of the Expansion Premises and mechanically scrub the warehouse floor, and (2) perform the following work in the Original Premises: (i) re-lamp with LED fixtures, (ii) replace existing swamp coolers, (iii) service existing loading doors, adjust tracks and replace failing pit lever gaskets as needed, (iv) install cased opening for access between the Original Premises and the Expansion Premises, (v) widen the existing drive-in door on the South side of the Building to accommodate larger machines, (vi) improve existing bathrooms for additional service capabilities, and (vii) add temperature-controlled cooling (all such work in items [1] and [2] above, collectively, the “Landlord Work”). The exact location of, and scope and specifications for, each element of the Landlord Work shall be determined by Landlord taking into consideration reasonable feedback from Tenant. Notwithstanding the foregoing or anything to the contrary herein, Tenant shall be responsible for all costs and expenses incurred by Landlord in connection with the Landlord Work (including, without limitation, hard and soft construction costs and construction management and oversight fees) to the extent such costs and expenses exceed $212,000.00 in the aggregate (“Landlord’s Maximum Contribution”), and Tenant shall pay any such excess costs or expenses to Landlord upon demand (which demand may be made by Landlord from time to time, including prior to the commencement of the Landlord Work based on Landlord’s reasonable estimate of the cost thereof). Notwithstanding anything to the contrary herein, in no event shall Landlord be required to incur costs or expenses in connection with the Landlord Work in excess of Landlord’s Maximum Contribution. Tenant shall not (and Tenant shall ensure that its agents, representatives, employees and invitees do not) interfere with the performance of the Landlord Work and shall cooperate with Landlord in connection with the performance of the Landlord Work, including, without limitation, by moving any equipment and other property which Landlord or its contractor may request be moved. Landlord shall be permitted to perform the Landlord Work during Tenant’s occupancy of the Premises, during normal business hours (or any hours), without any obligation to pay overtime or other premiums. Tenant hereby agrees that the performance of the Landlord Work shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent payable pursuant to the Lease. Landlord shall have no responsibility for, or for any reason be liable to Tenant, for any direct or indirect injury to or interference with Tenant’s business arising from the performance of the Landlord Work, nor shall Tenant be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the performance of the Landlord Work or Landlord’s or Landlord’s contractor’s or agent’s actions in connection with the performance of the Landlord Work, or for any inconvenience or annoyance occasioned by the performance of the Landlord Work or Landlord’s or Landlord’s contractor’s or agent’s actions in connection with the performance of the Landlord Work. Tenant shall be responsible for any increase in the cost of performing the Landlord Work resulting from any act or omission of Tenant or its agents, employees, contractors, licensees and invitees (and Tenant shall pay any such increased costs to Landlord upon demand). In addition, should Tenant request any change in the scope of the Landlord Work, then Tenant shall be responsible for all costs and expenses incurred by Landlord in connection therewith (payable upon demand); provided, however, Landlord shall have no obligation to change the scope of the Landlord Work (and any election to do so shall be in Landlord’s and Tenant’s mutual agreement).

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(c) Landlord hereby represents that, as of the Expansion Date, the existing mechanical (including, without limitation, the dock doors), electrical (including all existing HVAC and gas-fired heaters) and plumbing systems serving the Expansion Premises only (collectively, the “Expansion Premises Building Systems”) shall be in good working order; provided, however, if Tenant does not deliver written notice to Landlord of any breach of such representation within one hundred eighty (180) days following the Expansion Date, then Tenant shall be deemed to have inspected and accepted the Expansion Premises Building Systems in their present condition, and the correction of any subsequently discovered defects shall be the obligation of the applicable party pursuant to the other provisions of the Lease. If a breach of the foregoing representations exists, and Tenant timely (i.e., within one hundred eighty [180] days following the Expansion Date) delivers written notice to Landlord setting forth in reasonable detail a description of such breach, Landlord shall, as Tenant’s sole and exclusive remedy, rectify the same at Landlord’s sole expense (provided, however, in no event shall Landlord be responsible for any damages or defects existing as a result of any act or omission of Tenant or Tenant’s agents, employees, contractors, subcontractors, subtenants, assigns, licensees or invitees or any other party claiming by, through or under Tenant, all of which shall be the sole responsibility of Tenant).

8. Security Deposit. The parties acknowledge and agree that Landlord currently holds a Security Deposit from Tenant in the amount of $138,793.64 pursuant to the Original Lease. Landlord shall continue to hold the Security Deposit (in accordance with the terms and conditions of the Original Lease (as amended hereby).

9. Landlord’s Notice Address. Notwithstanding anything to the contrary contained in the Lease, effective as of the date of this First Amendment and continuing until such time as Landlord delivers written notice to Tenant of any changes in such address in accordance with the terms of the Lease, Landlord’s address for notices and other communications in connection with the Lease shall be as follows:

[***]

10. Attorneys’ Fees. In the event either party shall commence an action to enforce any provision of this First Amendment (or the Lease), the prevailing party in such action shall be entitled to receive from the other party, in addition to damages, equitable or other relief, and all costs and expenses incurred, including reasonable attorneys’ fees and court costs and the fees and costs of expert witnesses, and fees incurred to enforce any judgment obtained. This provision with respect to attorneys’ fees incurred to enforce a judgment shall be severable from all other provisions of this First Amendment and the Lease, shall survive any judgment, and shall not be deemed merged into the judgment. Tenant shall also reimburse Landlord for all costs incurred by Landlord in connection with enforcing its rights under this First Amendment or the Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended, including without limitation, reasonable legal fees, experts’ fees and expenses, court costs and reasonable consulting fees.

11. Brokers. Tenant represents and warrants to Landlord that it has not dealt with any broker, finder or other person with respect to this First Amendment (or the transaction that is the subject matter hereof) who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith other than CBRE, Inc., representing Landlord (“Landlord’s Broker”), and APL Commercial LLC, representing Tenant (“Tenant’s Broker”, and together with Landlord’s Broker, collectively, the “Brokers”). If Tenant has dealt with any broker, agent or other person with respect to this First Amendment other than the Brokers, Tenant shall be solely responsible for the payment of any fees due to said person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto.

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12. Estoppel. Tenant warrants, represents and certifies to Landlord that as of the date of this First Amendment: (a) Landlord is not in default under the Lease; (b) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due; and (c) Landlord has completed any improvements and paid any allowances required to be constructed or paid by Landlord in accordance with the terms of the Lease, subject to performance of the Landlord Work in accordance with the terms of this First Amendment.

13. Severability. Any provision of this First Amendment which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect.

14. Authority. Tenant represents and warrants that it has full power and authority to enter into this First Amendment and the person signing on behalf of Tenant has been fully authorized to do so by all necessary corporate or partnership action on the part of Tenant.

15. Binding Effect. This First Amendment shall be binding upon and inure to the benefit of Landlord, its successors and assigns and Tenant and its permitted successors and assigns.

16. Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this First Amendment, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.

17. Original Lease in Full Force. Except for those provisions which are inconsistent with this First Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain unmodified and in full force and effect. Landlord and Tenant ratify the Original Lease, as amended hereby. The terms of this First Amendment shall prevail and control to the extent of any conflict or inconsistency between the terms of the Original Lease and this First Amendment.

18. Counterparts; Electronic Signatures. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties had signed the same signature page. Each party hereto, and their respective successors and assigns, shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, email or other electronic means (e.g., DocuSign) as constituting a duly authorized, irrevocable, actual, current delivery of this First Amendment with original ink signatures. Landlord and Tenant (a) intend to be bound by the signatures (whether original or electronic) on any document sent or delivered by electronic mail or other electronic means, (b) are aware that the other party will rely on such signatures and acknowledgements, and (c) hereby waive any defenses to the enforcement of the terms of this First Amendment based on the foregoing forms of signature and acknowledgement. If this First Amendment has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this First Amendment has been executed by Landlord and Tenant as of the date first set forth above.

“LANDLORD”:

CLPF – CROSSROADS 1, L.P.,
a Delaware limited partnership

By:	CLPF – Crossroads I GP, LLC,
its general partner

By:	Clarion Lion Properties Fund Holdings, L.P.,
its sole member

By:	CLPF-Holdings, LLC,
its general partner

By:	Clarion Lion Properties Fund Holdings REIT, LLC,
its sole member

By:	Clarion Lion Properties Fund, LP,
its managing member

By:	Clarion Partners LPF GP, LLC,
its general partner

By:	Clarion Partners, LLC,
its sole member

Name:	/s/ Nicole Welch
Name:	Nicole Welch
Title:	Senior Vice-President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

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“TENANT”:

FIREFLY AUTOMATIX, INC.,
a Delaware corporation

By:	/s/ Steven R Aposhian
Name:	Steven R Aposhian
Title:	Chairman/CTO

By:
Name:
Title: